PRESS RELEASE

JetBlue Names Dawn Southerton, Vice President Controller and Principal Accounting Officer

NEW YORK (December 11, 2023) – JetBlue (NASDAQ: JBLU) today announces the appointment of Dawn Southerton to vice president, controller and principal accounting officer. Southerton will oversee the company’s accounting, accounts payable, credit card fraud, payroll and tax teams. She will report to Ursula Hurley, JetBlue’s chief financial officer.

Southerton comes to JetBlue from PepsiCo, where she held a number of finance leadership roles over the course of nearly two decades at the company. Most recently, Southerton served as vice president and controller, Pepsi Beverages Company. Southerton began her career at the public accounting firm KPMG before holding a number accounting and finance roles with TransCanada Pipeline, Heinz and Neiman Marcus Group.

“Dawn brings extensive financial acumen, a track record of creating positive change for complex, large-scale organizations, and a passion for supporting and developing talent,” said Hurley. “I’m looking forward to working with her and our entire team as we continue to drive the business forward.”

Southerton added, “JetBlue has always stood out to me as both an innovative and purpose-driven company. I’m thrilled to join the team and help support JetBlue’s next phase of growth.”

Southerton is a graduate of the University of Alberta, where she earned a bachelor of commerce degree and is a chartered professional accountant.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue, known for its low fares and great service, carries customers to more than 100 destinations throughout the United States, Latin America, the Caribbean, Canada and Europe. For more information and the best fares, visit jetblue.com.

JetBlue Corporate Communications
Tel: +1.718.709.3089
corpcomm@jetblue.com